EXHIBIT 10.2

AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Amended and Restated Business Financing Agreement ("Agreement") is made as of July 23, 2012, between GE Commercial Distribution Finance Corporation ("CDF") and ePlus Technology, inc., a |___| SOLE PROPRIETORSHIP, |___| PARTNERSHIP, |XX| CORPORATION, |___| LIMITED LIABILITY COMPANY (check applicable term) ("Dealer"), having a principal place of business located at 13595 Dulles Technology Drive, Herndon, VA  20170.  This Agreement amends and restates in its entirety the following agreement between the parties or their predecessors:  Business Financing Agreement dated August 31, 2000, and any and all amendments thereto.

1.  DEFINITIONS

1.1	Special Definitions. The following terms will have the following meanings in this Agreement, Agreement for Wholesale Financing and in the Other Agreements:

"Accounts":  all accounts, leases, contract rights, chattel paper, choses in action and instruments, including any lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Dealer.

"Accounts Receivable Facility": a credit facility extended pursuant to this Agreement.
"Agreement for Wholesale Financing": any Agreement for Wholesale Financing, as amended from time to time, which Dealer has executed in conjunction with inventory financing extended by CDF.

"Average Contract Balance":  the amount determined by dividing: (a) the sum of the Daily Contract Balances (as defined in Section 2.1.1) for a billing period; by, (b) the actual number of days in such billing period.

"Default": the events or occurrences enumerated in Section 6.
"Education Accounts”: all accounts due and payable from a U.S. county or state school or other education institution.

"Eligible Cisco VIP Rebates": Value Incentive Program rebates to be issued by Cisco Systems, Inc. (“Cisco”) to Dealer in which CDF has a first priority security interest, the eligible amount of which is determined by CDF in its sole discretion, based on information provided by Cisco to Dealer, which information is shared by Dealer with CDF.

"Entity": any individual, association, firm, corporation, partnership, limited liability company, trust, governmental body, agency or instrumentality whatsoever.
"Fortune 500 Companies Account": all accounts due and payable from U.S. companies published annually by Fortune Magazine, numbering five hundred, of the highest-revenue United States companies.
"Government Accounts": all accounts due and payable from a U.S. county, state or federal governmental body, agency or instrumentality; or body, agency or instrumentality of the District of Columbia.
"Guarantor": a guarantor of any of the Obligations.
"Healthcare Accounts": all accounts due and payable from a U.S. county, state or private hospital.
"Inventory": all of Dealer's presently owned and hereafter acquired goods which are held for sale or lease.
“Non-Specified Accounts": all accounts other than Government Accounts, Education Accounts, Healthcare Accounts, Fortune 500 Companies Accounts, and Intercompany Lease Receivables (as defined below).

"Obligations":  all liabilities and indebtedness now or hereafter arising, owing, due or payable from Dealer to CDF (and any of its subsidiaries and affiliates), including any third party claims against Dealer satisfied or acquired by CDF, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, and whether or not evidenced by instruments or evidences of indebtedness, and all covenants, agreements, warranties, duties and representations, whether such Obligations arise under this Agreement, the Other Agreements or any other agreements previously, now or hereafter executed by Dealer and delivered to CDF or by operation of law.

"Other Agreements":  all security agreements (including the Agreement for Wholesale Financing), mortgages, leases, instruments, documents, guarantees, schedules, certificates, contracts and similar agreements heretofore, now or hereafter executed by Dealer and delivered to CDF or delivered by or on behalf of Dealer to a third party and assigned to CDF by operation of law or otherwise.

"Libor Rate": a rate of interest equal to the "One month Libor" rate as published in the "Money Rates" column of The Wall Street Journal each day.  The Libor Rate will change and take effect for purposes of this Agreement on the day when the Libor Rate changes.

2.  CREDIT FACILITY/INTEREST RATES/FEES

2.1
Accounts Receivable Facility.  Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty Million Dollars ($30,000,000.00); provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer’s inventory floorplan credit facility with CDF exceed, in the aggregate, One Hundred Seventy Five Million Dollars ($175,000,000.00).  CDF's decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Amended and Restated Agreement for Wholesale Financing between CDF and Dealer dated dated on or about the date hereof, as may be amended from time to time, CDF agrees to provide to Dealer an inventory floorplan credit facility of One Hundred Seventy Five Million Dollars ($175,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF and Dealer’s Accounts Receivable Facility exceed, in the aggregate, One Hundred Seventy Five Million Dollars ($175,000,000.00).  CDF’s decision to advance funds will not be binding until the funds are actually advanced.

2.1.1
Interest.  Dealer agrees to pay interest to CDF on the Daily Contract Balance at a rate equal to the Libor Rate plus two and one half percent (2.50%) per annum.  Such interest will:  (i) be computed based on a 360 day year; (ii) be calculated each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance (as defined below); and (iii) accrue from the date that CDF authorizes any Electronic Transfer (as defined in Section 3.10 herein) or otherwise makes an advance under the Accounts Receivable Facility until CDF receives the full and final payment of the principal debt which Dealer owes to CDF, subject to the terms of Section 3.8 herein.  The "Daily Rate" is the quotient of the applicable annual rate provided herein divided by 360.  The "Daily Contract Balance" is the amount of the outstanding principal debt which Dealer owes to CDF on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after CDF has credited the payments which it has received on the Accounts Receivable Facility, subject to the terms of Section 3.8 herein.

2.1.2
Maximum Interest.  Dealer acknowledges that CDF intends to strictly conform to the applicable usury laws governing this Agreement.  Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, CDF shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if CDF ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Dealer.  In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Dealer and CDF shall, to the maximum extent permitted under applicable law:  (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and (c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

2.2
Payments.  CDF will send Dealer a monthly billing statement(s) identifying all charges due on Dealer's account with CDF.  The interest and fee charges specified on each billing statement will be:  (a) due and payable in full immediately on receipt, and (b) an account stated, unless CDF receives Dealer's written objection thereto within thirty (30) days after it is mailed to Dealer.  If CDF does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer's account with CDF during the immediately preceding month, Dealer will (to the extent allowed by law) pay CDF a late fee ("Late Fee") equal to the greater of $5 or 5% of the amount of such finance charges (payment of the Late Fee does not waive the default caused by the late payment).  Dealer will also pay CDF $25 for each of Dealer's checks returned unpaid for insufficient funds (an "NSF check") (such $25 payment repays CDF's estimated administrative costs; it does not waive the default caused by the NSF check).  CDF may adjust the billing statement at any time to conform to applicable law and this Agreement.  Dealer waives the right to direct the application of any payments hereafter received by CDF on account of the Obligations.  CDF will have the continuing exclusive right to apply and reapply any and all such payments in such manner as CDF may deem advisable notwithstanding any entry by CDF upon its books and records.

2.3
One Loan.  CDF may combine all of CDF's advances to Dealer or on Dealer's behalf, whether under this Agreement or any Other Agreements, and whether provided by one or more of CDF's branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer.

3.  ACCOUNTS RECEIVABLE FACILITY - ADDITIONAL PROVISIONS

3.1
Schedules.  Dealer will, no less than monthly or as otherwise agreed to, furnish CDF with a schedule of Accounts ("Schedule") which will:  (a) describe all Accounts created or acquired by Dealer since the last Schedule furnished CDF; (b) inform CDF of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor, in excess of One Million Dollars ($1,000,000); and (c) include Dealer’s internal risk rating for each obligor.  Furthermore, together with each submission of a Schedule, and, in any event, not less than monthly or as otherwise agreed to, Dealer will also furnish CDF with detailed aging reports for its accounts receivable and accounts payable as well as detailed journals to support the Accounts described on such Schedule.

3.2
Available Credit; Paydown.  On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable up to the remainder of eighty-five percent (85%) of the net amount of all eligible Accounts, Eligible Cisco VIP Rebates, and Intercompany Lease Receivables (as defined below) listed in such Schedule up to a maximum of Four Million Dollars ($4,000,000) (the “Eligible Credit”) minus the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Agreement for Wholesale Financing (the “AWF”) with CDF as in effect from time to time, but in no event will CDF credit Dealer with more than Dealer's maximum Accounts Receivable Facility from time to time established by CDF (the "Available Credit").

Dealer’s “SPP Deficit” shall mean the product of (i) the percentage determined by dividing (a) the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report, by (b) Dealer’s total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report, multiplied by (ii) the from time to time outstanding indebtedness of Dealer to CDF under the AWF.  Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report.  Dealer will forward to CDF by the tenth (10th) day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price, as calculated by Dealer’s accounting system using average cost method, of all of Dealer’s inventory that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term Inventory Value is defined herein to mean one hundred percent (100%) of the total aggregate wholesale invoice price, as calculated by Dealer’s accounting system using average cost method, of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein; excluding therefrom (i) all inventory drop shipped from Dealer’s vendors directly to Dealer’s customers; (ii) all inventory in Dealer’s possession that is subject to returned merchandise authorizations issued by Dealer’s vendors; and (iii) all inventory that has been owned by Dealer for more than one hundred eighty (180) days from the invoice date.

In addition, if Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility as set forth in Section 2.1 of this Agreement at any time exceed Dealer’s Available Credit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Dealer’s outstanding loans under Dealer’s Account Receivable Facility as set forth in Section 2.1 of this Agreement, and (ii) Dealer’s Available Credit.

Furthermore, as an amendment to the AWF, in the event Dealer’s SPP Deficit exceeds at any time (i) Dealer’s Eligible Credit, minus (ii) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility as set forth in Section 2.1 of this Agreement, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the AWF, the difference between (i) Dealer’s SPP Deficit, and (ii)(a) Dealer’s Eligible Credit, minus (b) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility as set forth in Section 2.1 of this Agreement.  CDF will loan Dealer, on request, such amount so credited or a part thereof as requested provided that at no time will such outstanding loans exceed Dealer’s maximum Accounts Receivable Facility as set forth in Section 2.1 of this Agreement.  No advances or loans need be made by CDF if Dealer is in Default.

3.3	Ineligible Accounts. See Schedule A attached hereto.
3.3.1
Deferred Revenue.  Each quarter, not later than the 30th day of the month following such calendar quarter end, Dealer will submit to CDF a detailed report, in a form satisfactory to CDF, describing the deferred revenue and deferred cost of Dealer by individual obligor (each a “DR Summary”).  Notwithstanding anything to the contrary contained in Section 3.3 and without limiting CDF’s discretion to determine the eligibility of Accounts, upon receipt of each DR Summary from Dealer, CDF will calculate the potential amount of ineligible Accounts by individual obligor (such potential ineligible amount being defined as the lesser of (i) the deferred revenue less deferred cost with respect to an obligor, or (ii) the total amount due to Dealer from each such obligor, as reflected in the respective Accounts Receivable report for such period), and CDF may in its sole discretion classify as ineligible with respect to Dealer’s Accounts any amount exceeding Five Hundred Thousand Dollars ($500,000.00) of the potential Net Deferred Revenue ineligible of all individual obligors combined listed on such DR Summary.  In the event that CDF does not receive a DR Summary in any quarter, the entire amount of Dealer’s Net Deferred  Revenue (defined as gross deferred revenue less gross deferred cost) may in CDF’s sole discretion be deemed ineligible, as reflected on the most recent financial statement, general ledger or other report provided by Dealer to CDF, until such time as CDF receives a new DR Summary.

3.4
Warranties and Representations.  For each Account which Dealer lists on any Schedule, Dealer warrants and represents to CDF that at all times:  (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted and not subsequently rejected by the obligor; (e) the amounts shown on the Schedules, Dealer's books and records and all invoices and statements delivered to CDF with respect thereto are owing to Dealer and are not contingent; (f) no payments have been or will be made thereon except payments submitted to an account subject to CDF’s control; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and Dealer has not made any agreement with any obligor for any deduction or discount of the sum payable thereunder except for regular discounts allowed by Dealer in the ordinary course of its business for prompt payment and except for returned merchandise allowed by Dealer in the ordinary course of business; (h) to the best of Dealer’s knowledge and belief after due inquiry and appropriate due diligence, there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Schedules, Dealer's books and records and the invoices and statements delivered to CDF with respect thereto; (i) to the best of Dealer’s knowledge and belief after due inquiry and appropriate due diligence, all persons acting on behalf of obligors thereon have the authority to bind the obligor; (j) the goods sold or transferred giving rise thereto are not subject to any lien, claim, encumbrance or security interest which is superior to that of CDF; and (k) there are no proceedings or actions known to Dealer which are threatened or pending against any obligor thereon which might result in any material adverse change in such obligor's financial condition.

3.5	Notes. Loans made pursuant to this Agreement need not be evidenced by promissory notes unless otherwise required by CDF in CDF's sole discretion.
3.6
Certain Charges.  Dealer will: (a) reimburse CDF for all charges made by banks, including charges for collection of checks and other items of payment.  CDF may, from time to time, announce its fees for transfers of funds to or from the Dealer, including the issuance of Electronic Transfers.

3.7
Collections.  Unless otherwise directed by CDF, to expedite collection of Accounts for the benefit of CDF, Dealer shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes.  The lock-box(es), and all accounts into which the proceeds of any such lock-box(es) are deposited, shall be established and maintained at banks selected by the Dealer and satisfactory to CDF in its sole discretion.  Dealer shall issue to any such banks an irrevocable letter of instruction, in form and substance reasonably acceptable to CDF, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as CDF shall direct.  At all times after either (i) a Default by Dealer, (ii) Dealer’s cash on hand falls below ten million dollars ($10,000,000.00), or (iii) Dealer takes an advance on the Accounts Receivable Facility, CDF may provide notice to such banks that thereafter all funds deposited in the lock-box or any such account immediately shall become the property of CDF, and any disbursements of the proceeds in the lock-box or any such account will only be made to CDF.  Dealer shall obtain the agreement of such banks to waive any offset rights against the funds so deposited and otherwise establish CDF’s control thereof as secured party under the Uniform Commercial Code.  CDF assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks accept thereunder.  All remittances which Dealer receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be immediately deposited in such accounts designated by CDF.  All proceeds received or collected by CDF with respect to Accounts, and reserves and other property of Dealer in possession of CDF at any time or times hereafter, may be held by CDF without interest to Dealer until all Obligations are paid in full or applied by CDF on account of the Obligations.  CDF may release to Dealer such portions of such reserves and proceeds as CDF may determine.  Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys' fees, to Dealer.  CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.

3.8
Collection Days.  All payments and all amounts received on any Account will be credited by CDF to Dealer's account (subject to final collection thereof) after allowing one (1) business day for collection of checks or other instruments.

3.9
Power of Attorney.  Dealer irrevocably appoints CDF (and any person designated by it) as Dealer's true and lawful Attorney with full power to at any time, in the discretion of CDF to:  (a) endorse the name of Dealer upon any of the items of payment or proceeds and deposit the same in the account of CDF for application to the Obligations; (b) sign the name of Dealer to verify the accuracy of the Accounts; (c) sign the name of Dealer on any document or instrument that CDF shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and the Other Agreements; and (d) initiate and settle any insurance claim and endorse Dealer's name on any check, instrument or other item of payment.  In the event of a Default, Dealer irrevocably appoints CDF (and any person designated by it) as Dealer's true and lawful Attorney with full power to at any time, in the discretion of CDF to: (i) demand payment, enforce payment and otherwise exercise all of Dealer's rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts; (iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as CDF may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Dealer's name on any Proof of Claim in Bankruptcy or similar document against any obligor; (vii) endorse the name of Dealer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; and (viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the Postal Authorities to change the address for delivery of mail addressed to Dealer to such address as CDF may designate.  The power of attorney is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and by CDF exercising such right, CDF shall not waive any right against Dealer until the Obligations are paid in full.

3.10
Continuing Requirements.  Advances hereunder will be made by CDF, at Dealer's direction, by paper check, electronic transfer by Automated Clearing House ("ACH"), Fed Wire Funds Transfer ("Fed Wire") or such other electronic means as CDF may announce from time to time (ACH, Fed Wire and such other electronic transfer are collectively referred to as "Electronic Transfers").   If Dealer does not request advances be made in a specific method of transfer, CDF may determine from time to time in its sole discretion what method of transfer to use.  Dealer will:  (a) if from time to time required by CDF, immediately upon their creation, deliver to CDF copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any material extension, compromise or settlement or change to any Account unless it has notified CDF of its intention to do so; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by CDF to CDF's account; (d) notify CDF in writing which Accounts become ineligible for a material reason other than aging and report such event on the Schedule as defined in Subsection 3.3; (e) mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to CDF's security interest and immediately thereafter deliver such chattel paper and instruments to CDF with appropriate endorsements and assignments to CDF; (f) within ten (10) days after the end of each month, provide CDF with a detailed aging of its Accounts for each month, (g) provide the name and addresses of all obligors upon CDF’s request.

3.11
Release.  Dealer releases CDF from all claims and causes of action which Dealer may now or hereafter have for any loss or damage to it claimed to be caused by or arising from:  (a) any failure of CDF to protect, enforce or collect, in whole or in part, any Account; (b) CDF's notification to any obligors thereon of CDF's security interest in any of the Accounts; (c) CDF's directing any obligor to pay any sum owing to Dealer directly to CDF; and (d) any other act or omission to act on the part of CDF, its officers, agents or employees, except for willful misconduct or gross negligence.  CDF will have no obligation to preserve rights to Accounts against prior parties.  Dealer waives all rights of offset and counterclaims Dealer may have against CDF.

3.12
Review.  Dealer grants CDF an irrevocable license to enter Dealer's business locations during normal business hours with forty-eight (48) hours prior notice to Dealer (unless Dealer is in Default in which case no prior notice shall be required) to: (a) account for and inspect all Collateral; (b) verify Dealer's compliance with this Agreement; and (c) review, examine, and make copies of Dealer's books, records, files and business procedures and practices.  Dealer further agrees to pay CDF a review fee of Three Thousand Dollars ($3,000.00) per quarter for any such review, inspection or examination made by CDF.  CDF may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone, or other means, in the name of Dealer or CDF.

3.13
Unused Line Fee.  If, at any time, the Average Loan Balance (as defined below) for any calendar month is less than fifty percent (50%) of the Accounts Receivable Facility then Dealer agrees to pay CDF an unused line fee in an amount equal to 0.0208% per month (0.25% annualized) of the difference between (a) the total Accounts Receivable Facility minus (b) the Average Loan Balance for such month.  The “Average Loan Balance” is equal to (1) the sum of the Daily Loan Balance (as defined below) during a billing period; divided by (2) the actual number of days in such billing period.  The “Daily Loan Balance” is equal to the amount of the outstanding principal debt which Dealer owes to CDF on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after CDF has credited the payments which it has received on the Accounts Receivable Facility.  The Daily Loan Balance shall not be subject to Section 3.8 of this Agreement.  Such unused line fee shall be payable monthly in arrears and due pursuant to the monthly billing statement.  Once received by CDF, a line fee shall not be refundable by CDF for any reason.

4.  SECURITY - COLLATERAL

4.1
Grant of Security Interest.  To secure payment of all of Dealer's current and future Obligations and to secure Dealer's performance of all of the provisions under this Agreement and the Other Agreements, Dealer grants CDF a security interest in all of Dealer's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles; and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; all whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof.  All such assets are collectively referred to herein as the "Collateral."  All of such terms for which meanings are provided in the Uniform Commercial Code of the applicable state are used herein with such meanings.  Dealer covenants with CDF that CDF may realize upon all or part of any Collateral in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other collateral.  Dealer's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder.  All Collateral financed by CDF, and all proceeds thereof, will be held in trust by Dealer for CDF, with such proceeds being payable in accordance with this Agreement.

5.  WARRANTIES AND REPRESENTATIONS

5.1
Affirmative Warranties and Representations.  Except as otherwise specifically provided in the Other Agreements, Dealer warrants and represents to CDF that:  (a) Dealer has good title to all Collateral; (b) CDF's security interest in the Accounts will at all times constitute a perfected, first security interest in such Accounts and will not become subordinate to the security interest, lien, encumbrance or claim of any Entity; (c) Dealer will execute all documents CDF reasonably requests to perfect and maintain CDF's security interest in the Collateral and to fully consummate the transactions contemplated under this Agreement and the Other Agreements; (d) to the best of Dealer’s knowledge and belief after due inquiry and appropriate due diligence, Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property so requires; (e) Dealer has the right and is duly authorized to enter into this Agreement; (f) Dealer's execution of this Agreement does not constitute a breach of any agreement to which Dealer is now or hereafter becomes bound; (g) there are no actions or proceedings pending or threatened against Dealer which are reasonably anticipated to result in any material adverse change in Dealer's financial or business condition or materially adversely affect any of Dealer's assets, and Dealer will promptly notify CDF in the event of such an action or proceeding; (h) Dealer will maintain the Collateral in good condition and repair; (i) Dealer has duly filed and will duly file all tax returns required by law; (j) Dealer has paid and will pay when due all taxes, levies, assessments and governmental charges of any nature; (k) Dealer will maintain a system of accounting in accordance with generally accepted accounting principles and account records which contain such information in a format as may be requested by CDF; (l) Dealer will keep and maintain all of its books and records pertaining to the Accounts either at its principal place of business designated in this Agreement or at a designated storage facility of which CDF has been notified in writing; (m) Dealer will promptly supply CDF with such information concerning it or any Guarantor as CDF hereafter may reasonably request; (n) where circumstances allow, Dealer will give CDF (1) thirty (30) days prior written notice of any change in Dealer's identity, name, form of business organization, ownership, management principal place of business, and before moving any books and records to any other location, provided however, that Dealer agrees to provide CDF with prompt written notice of the occurrence of any such events where circumstances do not allow Dealer to provide CDF with thirty (30) days prior written notice of such event, and (2) up to thirty (30) days written notice after any change in Dealer's Collateral locations where there are over Two Hundred Fifty Thousand Dollars ($250,000) in inventory stored (except for Dealer’s principal place of business); (o) Dealer will observe and perform all matters required by any lease, license, concession or franchise forming part of the Collateral in order to maintain all the rights of CDF thereunder; (p) Dealer will advise CDF of the commencement of material legal proceedings against Dealer or any Guarantor; (q) Dealer will comply with all applicable laws and will conduct its business in a manner which preserves and protects the Collateral and the earnings and incomes thereof; and (r) Dealer will keep the Collateral insured for its full insurable value under an "all risk" property insurance policy with a company acceptable to CDF, naming CDF as a lender loss-payee and containing standard lender's loss payable and termination provisions.  Dealer will provide CDF with written evidence of such property insurance coverage and lender's loss-payee endorsement.

5.2
Negative Covenants.  Dealer will not at any time (without CDF's prior written consent):  (a) grant to or in favor of any Entity a security interest in or permit to exist a lien, claim or encumbrance in the Accounts which is superior to the interest of CDF; (b) other than in the ordinary course of its business and if material in nature, sell, lease or otherwise dispose of or transfer any of its assets; (c) merge or consolidate with another Entity unless Dealer is the surviving entity of such merger or consolidation and, after giving effect to such merger or consolidation, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements; (d) acquire the assets or ownership interest of any other Entity unless after giving effect to such acquisition, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements; (e) enter into any transaction not in the ordinary course of business; (f) guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Entity, except by endorsement of instruments or items of payment for deposit to the general account of Dealer or which are transmitted or turned over to CDF on account of the Obligations; (g) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Dealer's capital stock; (h) make any change in Dealer's capital structure or in any of its business objectives or operations which would reasonably be expected to materially adversely affect the ability of Dealer to repay the Obligations; (i) make any distribution of Dealer's assets not in the ordinary course of business; (j) incur any debts outside of the ordinary course of business except renewals or extensions of existing debts and interest thereon; (k) except for inter-company payments made in the ordinary course of business, make any loans, advances, contributions or payments of money or in goods to any affiliated entity or to any officer, director, stockholder, member or partner of Dealer or of any such entity (except for compensation for personal services actually rendered or normal procedures relating to the remittance of tax in connection with the vesting of restricted stock); (l) prior to sale by Dealer, move any Collateral financed by CDF out of the United States of America; or (m) store Collateral financed by CDF with any third party.  Notwithstanding the foregoing subsection (k), Dealer, from time to time, may make a dividend to ePlus inc. if, after giving effect to such dividend, Dealer is not in default under the terms and conditions of this Agreement, and Dealer’s Available Borrowing (as defined below) exceeds Five Million Dollars ($5,000,000.00).  Dealer’s “Available Borrowing” shall mean Dealer’s Available Credit under the Account Receivable Facility minus the principal amount outstanding under Dealer’s Accounts Receivable Facility.

5.3
Financial Statements.  Dealer will deliver to CDF:  (a) within ninety (90) days after the end of each of Dealer's fiscal years, a reasonably detailed balance sheet as of the last day of such fiscal year and a reasonably detailed income statement covering Dealer's operations for such fiscal year, in a form satisfactory to CDF; (b) within forty-five (45) days after the end of each of Dealer's fiscal quarters, a reasonably detailed balance sheet as of the last day of such quarter and an income statement covering Dealer's operations for such quarter in a form satisfactory to CDF; (c) within ten (10) days after request therefor by CDF, any other report requested by CDF relating to the Collateral or the financial condition of Dealer.  Dealer warrants and represents to CDF that all financial statements and information relating to Dealer or any Guarantor which have been or may hereafter be delivered by Dealer or any Guarantor to CDF are true and correct and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any Guarantor since the submission to CDF, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges CDF's reliance thereon.

5.4	Financial Covenants. Dealer will

A.
as of the last day of Dealer’s fiscal quarter ending June 30, 2012 and as of the last day of each fiscal quarter thereafter,  have a minimum Excess Availability of not less than Fifteen Million Dollars ($15,000,000.00); and

B.
as of the last day of Dealer’s fiscal quarter ending June 30, 2012 and as of the last day of each fiscal quarter thereafter, maintain an EBITDA for the immediately preceding twelve month period ending on the last day of each such respective fiscal quarter of not less than one and one and eighty-five one hundredths of one percent (1.85%) of Dealer’s Net Revenues for such immediately preceding twelve month period ending on the last day of such fiscal quarter.

For purposes of this paragraph:  (i) “Excess Availability” shall be defined as the sum of (A) Dealer’s cash on hand and cash equivalents at the end of the respective fiscal quarter plus (B) Dealer’s Available Credit under the Accounts Receivable Facility minus the principal amount outstanding under Dealer’s Accounts Receivable Facility; (ii) ”EBITDA” means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included):  (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period; and (iii) “Net Revenues” means all revenues arising out of Dealer’s sales of goods and services.  The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied.

6.  DEFAULT

6.1
Definition.  Dealer will be in default under this Agreement if:  (a) Dealer breaches any terms, warranties or representations contained herein or in any Other Agreements (other than as set forth in clause (d) or (e) below) and such breach is not cured within ten (10) days of Dealer’s receipt of notice thereof; (b) any Guarantor of Dealer's debts to CDF breaches any terms, warranties or representations contained in any guaranty or Other Agreements and such breach is not cured within the applicable cure period set forth therein; (c) any representation, statement, report, or certificate made or delivered by Dealer or any Guarantor to CDF is not accurate when made and such inaccuracy is not cured within ten (10) days of Dealer’s or Guarantor’s receipt of notice thereof; (d) Dealer fails to pay any of the Obligations when due and payable and such failure is not cured within two (2) days of receipt of notice thereof; (e) Dealer abandons any Collateral and such abandonment is not cured within two (2) days of Dealer’s receipt of notice thereof; (f) Dealer or any Guarantor is or becomes in default in the payment of any debt owed to any third party in an amount over five hundred thousand dollars (US$500,000) and such default is not cured within two (2) days of Dealer’s or any Guarantor’s receipt of notice thereof; (g) a money judgment issues against Dealer or any Guarantor in an amount over $500,000 unless such judgment is discharged, stayed or dismissed within thirty (30) days; (h) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any Guarantor having a value of over $500,000; (k) Dealer or any Guarantor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (l) Dealer or any Guarantor ceases or suspends business; (m) Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, makes a general assignment for the benefit of creditors; (n) Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (o) any receiver is appointed for any assets of Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable; (p) any guaranty of Dealer's debt to CDF is terminated; (q) Dealer loses the right to sell a product line of one of IBM, Hewlett Packard, NetAPP, Microsoft, Cisco, or any other major vendor, unless such right is reinstated in good standing within thirty (30) days thereafter; (r) Dealer or any Guarantor misrepresents Dealer's or such Guarantor's financial condition or organizational structure; (s) a material adverse change occurs in the financial or other condition or business prospects of Dealer or any Guarantor; or (t) CDF is not secured with respect to any of the Collateral or the payment of any part of Dealer's Obligations.  Notwithstanding anything to the contrary in this Agreement, CDF will not be obligated to make any advances hereunder or issue any approvals to Vendors during any cure period set forth above.

6.2	Rights of CDF. In the event of a Default:
(a)
CDF may at any time at CDF's election, without notice or demand to Dealer, do any one or more of the following:  declare all or any of the Obligations immediately due and payable, together with all costs and expenses of CDF's collection activity, including, without limitation, all reasonable attorneys' fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Dealer (CDF's right to cease extending credit shall not be construed to limit the discretionary nature of this credit facility).

(b)
Dealer will keep the Collateral in trust for CDF, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

(c)
Upon CDF's oral or written demand, Dealer will immediately deliver the Collateral to CDF, in good order and repair, at a place specified by CDF, together with all related documents; or CDF may, in CDF's sole discretion and without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

(d)
CDF may, without notice, apply a default finance charge to Dealer's outstanding principal indebtedness equal to the default rate specified in Dealer's financing program with CDF, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law.

(e)
CDF may, without notice to Dealer and at any time or times enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Dealer or CDF; and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts.  CDF may at its sole election and without demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to CDF therefor do one or more of the following:  (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as CDF may deem convenient; (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement of CDF's security interest in the Collateral or until CDF's removal of the Collateral and, (iii) remain on such premises and use the same, together with Dealer's materials, supplies, books and records, for the purpose of performing all acts necessary and incidental to the collection or liquidation of such Collateral.

All of CDF's rights and remedies are cumulative. CDF's failure to exercise any of CDF's rights or remedies hereunder will not waive any of CDF's rights or remedies as to any past, current or future Default.

6.3
Sale of Collateral.  Dealer agrees that if CDF conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by CDF of such Collateral in bulk or in parcels within 120 days of:  (a) CDF's taking possession and control of such Collateral; or (b) when CDF is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code.  Dealer agrees that the purchase of any Collateral by a vendor, as provided in any agreement between CDF and the vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required.  Dealer  further agrees that seven (7) or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a vendor).  Dealer irrevocably waives any requirement that CDF retain possession and not dispose of any Collateral until after trial or final judgment.  If CDF disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement.

7.  MISCELLANEOUS

7.1
Termination.  Either party may terminate this Agreement upon ninety (90) days written notice received by the other party.  Any termination of this Agreement by Dealer or CDF will have the effect of accelerating the maturity of all Obligations not then otherwise due.  Dealer will be obligated to CDF for CDF’s advances or commitments made before the effective termination date of this Agreement.  CDF will retain all of its rights, interest and remedies hereunder until Dealer has paid CDF in full.  All waivers set forth in this Agreement will survive any termination of this Agreement.

7.1.1
Effect of Termination.  Dealer will not be relieved from any Obligations to CDF arising out of CDF's advances or commitments made before the effective termination date of this Agreement.  CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer's Obligations to CDF.  All waivers set forth within this Agreement will survive any termination of this Agreement.

7.2	Collection. Checks and other instruments delivered to CDF on account of the Obligations will constitute conditional payment until such items are actually paid to CDF.
7.3
Demand, Etc.  Dealer irrevocably waives notice of:  presentment, demand, protest, nonpayment, nonperformance, and dishonor.  Dealer and CDF irrevocably waive all rights to claim any punitive and/or exemplary damages.  Dealer waives all notices of default and non-payment at maturity of any or all of the Accounts.

7.4
Reimbursement.  Dealer will assume and reimburse CDF upon demand for all expenses incurred by CDF in connection with the preparation of this Agreement and the Other Agreements (including fees and costs of outside counsel) and all filing and recording fees and taxes payable in connection with the filing or recording of all documents under this Agreement and the Other Agreements; provided, however, that such reimbursement by Dealer hereunder will not exceed the sum of ONE THOUSAND DOLLARS ($1,000.00).

7.5
Additional Obligations.  CDF, without waiving or releasing any Obligation or Default, may perform any Obligations that Dealer fails or refuses to perform.  All sums paid by CDF on account of the foregoing and any expenses, including reasonable attorneys' fees, will be a part of the Obligations, payable on demand and secured by the Collateral.

7.6
NO ORAL AGREEMENTS.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE.  TO PROTECT DEALER AND CDF FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.  NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE THE EXISTENCE OF THAT CERTAIN AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING BETWEEN THE PARTIES DATED ON OR ABOUT THE DATE OF THIS AGREEMENT, (THE “AWF”),  HOWEVER, THIS AGREEMENT AND  THE AWF ARE INTENDED BY THE PARTIES AS SEPARATE AND INDEPENDENT AGREEMENTS. CDF may, from time to time, announce in writing to Dealer its policies and procedures regarding its administration of this facility; any subsequent use by Dealer of this facility, without written objection to the policy or procedure within thirty (30) days of any such announcement by CDF, following any such announcement shall constitute Dealer's acceptance of such revised policies and procedures.  Time is of the essence regarding Dealer's performance of its obligations to CDF notwithstanding any course of dealing or custom on CDF's part to grant extensions of time.  CDF will have the right to refrain from or postpone enforcement of this Agreement or any Other Agreements between CDF and Dealer without prejudice and the failure to strictly enforce these agreements will not be construed as having created a course of dealing between CDF and Dealer contrary to the specific terms of the agreements or as having modified, released or waived the same.  The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof.

7.7
Severability.  If any provision of this Agreement or the Other Agreements or the application thereof is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements will not be impaired or affected and will remain binding and enforceable.

7.8	Supplement. This Agreement amends and restates any prior Business Financing Agreement and amendments thereto between CDF and Dealer.
7.9	Section Titles. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.
7.10
Binding Effect.  Dealer cannot assign its interest in this Agreement or any Other Agreements without CDF's prior written consent, although CDF may assign or participate CDF's interest, in whole or in part, without Dealer's consent.  This Agreement and the Other Agreements will protect and bind CDF's and Dealer's respective heirs, representatives, successors and assigns.

7.11
Notices.  Except as otherwise stated herein, all notices, responses, requests and documents will be sufficiently given or served if mailed or delivered:  (a) to Dealer, Attention: General Counsel, at Dealer's principal place of business specified above; and (b) to CDF at 5595 Trillium Boulevard, Hoffman Estates, Illinois 60192, Attention:  General Counsel, or such other address as the parties may hereafter specify in writing.

7.12
Receipt of Agreement.  Dealer acknowledges that it has received a true and complete copy of this Agreement.  Dealer acknowledges that it has read and understood this Agreement.  Notwithstanding anything herein to the contrary:  (a) CDF may rely on any facsimile copy, electronic data transmission or electronic data storage of any Schedule, statement, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any Other Agreements, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

7.13
Information.  CDF may provide to any third party upon request any (i) credit information  relating to Dealer that CDF may from time to time possess that is sufficient to respond to standard credit reference requests such as: (a) length of time active with CDF, (b) credit line, (c) terms, (d) outstanding balance, and (e) experience, or (ii) public financial information or (iii) other public information on Dealer that CDF may from time to time possess, or (iv) as required by law.  CDF may obtain from any third party any credit, financial or other information regarding Dealer that such third party may from time to time possess.

7.14
PUNITIVE DAMAGES.  CDF AND DEALER AGREE THAT IN THE EVENT THERE IS ANY DISPUTE RELATING TO OR ARISING IN CONNECTION WITH THE AGREEMENT, THE AGGRIEVED PARTY SHALL NOT BE ENTITLED TO PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY ACTION ARISING UNDER OR IN ANY WAY RELATED TO THE AGREEMENT.

8.
WAIVER OF JURY TRIAL.  ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY.  DEALER AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

9.
Governing Law.  Dealer acknowledges and agrees that this and all Other Agreements between Dealer and CDF have been substantially negotiated, and will be substantially performed, in the state of Illinois.  Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state.

IN WITNESS WHEREOF, Dealer and CDF have executed this Agreement as of the date first set forth hereinabove.

THIS CONTRACT CONTAINS JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION	ePLUS TECHNOLOGY, INC.

By: /s/ Scott Hunt	By: /s/ Elaine D. Marion
Scott Hunt	Elaine D. Marion
Senior Portfolio Manager	Chief Financial Officer